Exhibit 16


                 [Millbrook Capital Management Inc. Letterhead]



                                                               November 20, 1997



Mr. Ernst Ohnell
Khakum Wood Road
Greenwich, CT  06831

Dear Nick:

     The purpose of this letter is to notify you that (i) the letter agreement dated July 16, 1996 between you and Millbrook Capital Management Inc. ("MCM") and (ii) the amended joint filing agreement dated July 16, 1996 among MMI Investments, L.L.C., MCM, B.W. Elliott Manufacturing Co. and you are terminated effective immediately.

     As you know, our joint efforts have started to have modest results in the financial performance of the Company. Rest assured that we will continue to monitor the impact the Company's board of directors and management have on the Company's operations and share price.

     The aforementioned agreements are terminated in their entirety.

                                         Sincerely,



                                         /s/ Clay B. Lifflander
                                         Clay B. Lifflander
                                         President